Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-144905, 333-151158, and 333-156026) and Forms S-8 (Nos. 333-136206 and 333-136207) of Metalico, Inc. of our reports dated March 16, 2009 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2008.
     Our report dated March 16, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph that states that management has excluded Metalico Pittsburgh, Inc. from its assessment of internal control over financial reporting as of December 31, 2008, because it was acquired by the Company in a purchase business combination in the second quarter of 2008. We have also excluded Metalico Pittsburgh, Inc. from our audit of internal control over financial reporting. Metalico Pittsburgh, Inc. is a wholly owned subsidiary whose total assets, revenue and net loss represent approximately 20%, 11% and 16%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2008.

/s/ McGladrey & Pullen, LLP
Peoria, Illinois
March 16, 2009

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